Exhibit 99.1

Media Contacts	Investor Relations
Kathleen Greene	Susan Jin Davis
408-952-7434	408-434-2130
kgreene@covad.com	investorrelations@covad.com
COVAD COMMUNICATIONS GROUP ANNOUNCES
THIRD QUARTER 2005 RESULTS
Company Reaches $100 Million in Quarterly Total Subscription Revenue for First Time;
Grows VoIP Stations by 21%
San Jose, Calif. (October 26, 2005)  — Covad Communications Group, Inc. (AMEX: DVW), a leading national provider of integrated voice and data communications, today reported revenue for the third quarter of 2005 of $112.1 million, an increase of 2 percent from the $109.7 million reported for the second quarter of 2005 and an increase of 6 percent from the $105.7 million reported in the third quarter of 2004.
Covad ended the third quarter of 2005 with approximately 578,400 broadband lines in service, an increase of 24,000 lines from the second quarter of 2005. Covad ended the third quarter of 2005 with 1,035 VoIP business customers using approximately 36,100 stations, representing a 21 percent increase in VoIP station count from June 30, 2005.
Covad reported a net loss of $15.8 million, or $0.06 loss per share, for the third quarter of 2005 as compared to a net loss of $16.4 million, or $0.06 per share, for the second quarter of 2005 and a net loss of $13.8 million, or $0.05 loss per share, in the third quarter of 2004.
Loss from operations for the third quarter of 2005 was $28.0 million compared to $25.6 million for the second quarter of 2005 and $15.3 million in the third quarter of 2004.
Cash, cash equivalents and short-term investment balances, including restricted cash and investments, decreased by $14.9 million to $116.1 million in the third quarter of 2005 compared to a balance of $131.0 million at the end of the second quarter of 2005. Covad’s total cash balance as of September 30, 2005 includes proceeds from the sale of the remainder of the Company’s ownership in ACCA Networks Co. LTD (ACCA), a Japanese broadband provider, offset by the usage of funds received from Earthlink to support it’s Line-Powered Voice Access trial, expenditures to provision new customers from the AOL broadband trial, and a semi-annual interest payment on our convertible debentures.
“The third quarter marks the first time that Covad has generated more than $100 million in total subscription revenue, and is proof of the momentum Covad is building toward our goals of being EBITDA positive by mid-year 2006 and cash-flow positive by year-end 2006,” said Charles Hoffman, Covad president and chief executive officer. “We are taking more control of our destiny by increasing Covad VoIP stations by 21 percent in the quarter, selling more margin-rich business services, and through our planned acquisition of wireless broadband provider NextWeb, which will jump start our entry into the wireless broadband market.”
Earnings before interest, taxes, depreciation and amortization (EBITDA) for the third quarter of 2005 was a loss of $11.9 million as compared to a loss of $8.0 million in the second quarter of 2005 and a profit of $4.1 million in the third quarter of 2004. Refer to the Selected Financial Data, including Note 2, for a reconciliation of this non-GAAP financial performance measure to the most directly comparable GAAP measure and other information.
Covad’s wholesale subscribers contributed $79.7 million of revenue, or 71 percent, while direct subscribers contributed $32.4 million of revenue, or 29 percent. As of September 30, 2005, broadband lines in service were approximately 498,500 wholesale and 79,900 direct lines, as compared to approximately 472,800 wholesale and 81,600 direct lines as of June 30, 2005, and approximately 448,700 wholesale and 76,200 direct lines reported as of September 30, 2004.
For the third quarter of 2005, broadband and VoIP subscription revenue increased to $96.6 million from the $93.5 million reported in the second quarter of 2005 and the $88.8 million reported in the third quarter of 2004. Management uses broadband and VoIP subscription revenue to evaluate the performance of its business and believes these revenues are a useful measure for investors as they represent a key indicator of the performance of the company’s core business. Refer to the Selected Financial Data, including Note 3, for additional information, including a reconciliation of this non-GAAP financial performance measure to the most directly comparable GAAP measure.
For the third quarter of 2005, gross margin was $27.6 million, or 25 percent of revenue, as compared to $33.5 million, or 31 percent of revenue, for the second quarter of 2005 and $39.7 million, or 38 percent of revenue, for the third quarter of 2004. The AOL trial, which ended during the quarter, had a positive effect on revenues for the third quarter of 2005, but reduced gross margin by approximately $3.4 million due to the upfront incremental expenditures associated with such volume. Selling, general and administrative expenses were $39.5 million for the third quarter of 2005 as compared to $41.5 million for the second quarter of 2005 and $35.5 million in the third quarter of 2004.

“Our third quarter EBITDA was slightly better than our guidance for the quarter and cash and revenues were well within guidance,” said John Trewin, Covad senior vice president and chief financial officer.
Operating Statistics
•	At the end of the third quarter of 2005, Covad had approximately 347,400 consumer and 231,000 business broadband lines in service representing 60 percent and 40 percent of total broadband lines, respectively. Covad had 1,035 VoIP business customers and approximately 36,100 VoIP stations as of September 30, 2005. Business customers contributed $80.9 million, or 72 percent, of total revenue.
•	Weighted Average Revenue per User (ARPU) for broadband lines was $54 per month during the third quarter of 2005, down slightly from $55 per month for the second quarter of 2005. Covad VoIP ARPU per customer (excluding resellers) was $1,578 per month during the third quarter of 2005, down from $1,698 per month for the second quarter of 2005.
•	Net customer disconnections, or churn, for broadband lines averaged approximately 3.3% percent in the third quarter of 2005, slightly up from 3.2 percent for the second quarter of 2005.
Business Outlook
Covad expects total net revenues for the fourth quarter of 2005 to be in the range of $112.0-116.0 million. Total subscription revenue is expected to be in the range of $100.5-104.0 million. Broadband and VoIP subscription revenue is expected to be in the range of $96.5-99.5 million. Covad expects its net loss to be in the range of $23.0-26.0 million, and EBITDA loss in the range of $9.0-11.0 million. Included in our EBITDA guidance is approximately $2.3 million of severance costs. Net change in cash, cash equivalents and short-term investments, including restricted cash and investments, in the fourth quarter of 2005 is expected to be in the range of negative $16.0-20.0 million, which includes the payment of approximately $2.5 million of severance costs and related accrued vacation pay.
The above guidance does not reflect our pending acquisition of NextWeb, which we expect to be consummated later this quarter.

Conference Call Information
Covad will conduct a conference call to discuss these financial results on Wednesday, October 26, 2005 at 8:30 a.m. Eastern Time (ET)/ 5:30 a.m. Pacific Time (PT). The conference call will be webcast over the Internet. To listen to the call, visit the Event Calendar section on the Covad web site at http://www.covad.com/companyinfo/investorrelations. Investors and press may also listen by telephone to the call by dialing (800) 572-9815 and reference pass code 1525649. Participants are advised to call in 5 minutes prior to the start time. The conference call will be recorded and available for replay listening until 11:59 p.m. EST on November 9, 2005 by dialing (800) 642-1687 and reference pass code 1525649. The webcast will be available through our website until October 26, 2006.
About Covad
Covad is a leading nationwide provider of broadband voice and data communications. The company offers DSL, Voice over IP, T1, Web hosting, managed security, IP and dial-up, and bundled voice and data services directly through Covad’s network and through Internet Service Providers, value-added resellers, telecommunications carriers and affinity groups to small and medium-sized businesses and home users. Covad broadband services are currently available across the nation in 44 states and 235 Metropolitan Statistical Areas (MSAs) and can be purchased by more than 57 million homes and businesses, which represent over 50 percent of all US homes and businesses. Corporate headquarters is located at 110 Rio Robles San Jose, CA 95134. Telephone: 1-888-GO-COVAD. Web Site: www.covad.com.
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:
The foregoing contains “forward-looking statements” which are based on management’s current information and beliefs as well as on a number of assumptions concerning future events made by management. Examples of forward-looking statements include the anticipated completion of the NextWeb acquisition and the company’s expected revenue, Broadband and VoIP subscription revenue, broadband subscriber line growth, net loss, EBITDA loss, change in cash, cash equivalents and short term investments, including restricted cash and investments. Readers are cautioned not to put undue reliance on such forward-looking statements, which are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside Covad’s control, that could cause actual results to differ materially from such statements. These risk factors include the ability of Covad and NextWeb to satisfy the closing conditions to the NextWeb acquisition, our ability to rapidly expand and deploy new services, the impact of increasing competition, pricing pressures, consolidation in the telecommunications industry, and uncertainty in telecommunications regulations and changes in technologies, among other risks. For a more detailed description of the risk factors that could cause such a difference, please see Covad’s 10-K, 8-K and other filings with the Securities and Exchange Commission. Covad disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. This information is presented solely to provide additional information to further understand the results of Covad.

COVAD COMMUNICATIONS GROUP, INC.
SELECTED FINANCIAL DATA (unaudited)
(in thousands)

	As of	As of	As of
	Sep 30, 2005	Jun 30, 2005	Dec 31, 2004
Condensed Consolidated Balance Sheet Data
Cash, cash equivalents, and short-term investments	$111,898	$123,282	$150,996
Restricted cash and cash equivalents	4,167	7,695	2,533
Short-term investments in equity securities	—	14,288	—
Accounts receivable, net	32,131	29,401	30,041
All other current assets	14,356	16,012	12,211
Property and equipment, net	72,808	71,494	78,707
Collocation fees and other intangible assets, net	23,638	26,843	34,561
Goodwill	36,626	36,626	36,626
Deferred costs of service activation	27,184	28,198	30,152
Deferred debt issuance costs, net	3,475	3,727	4,231
All other long-term assets	3,902	4,280	5,167

Total assets	$330,185	$361,846	$385,225

Total current liabilities	$117,735	$116,176	$116,717
Long-term debt	125,000	125,000	125,000
Collateralized and other long-term customer deposits	42,866	44,922	44,444
Deferred gain resulting from deconsolidation of subsidiary	—	—	53,963
Unearned revenues	46,252	48,032	51,518
Other long-term liabilities	2,078	2,003	2,218
Total stockholders’ equity (deficit)	(3,746)	25,713	(8,635)

Total liabilities and stockholders’ equity (deficit)	$330,185	$361,846	$385,225

COVAD COMMUNICATIONS GROUP, INC.
SELECTED FINANCIAL DATA (unaudited)
(in thousands, except per share amounts)

	Three Months Ended			Nine Months Ended
	Sep 30, 2005	Jun 30, 2005	Sep 30, 2004	Sep 30, 2005	Sep 30, 2004
Condensed Consolidated Statements of Operations Data
Revenues, net	$112,069	$109,741	$105,687	$329,528	$321,490
Operating expenses:
Cost of sales (exclusive of depreciation and amortization)	84,497	76,240	65,939	233,486	196,981
Selling, general and administrative	39,513	41,492	35,488	123,379	100,668
Depreciation and amortization of property and equipment	12,040	12,909	14,078	38,734	42,735
Amortization of collocation fees and other intangible assets	3,998	4,717	5,328	14,079	15,121
Provision for restructuring expenses	—	—	145	—	915

Total operating expenses	140,048	135,358	120,978	409,678	356,420

Loss from operations	(27,979)	(25,617)	(15,291)	(80,150)	(34,930)

Other income (expense)
Gain on deconsolidation of subsidiary	—	—	—	53,963	—
Gain on sale of equity securities	12,177	9,421	—	28,844	—
Other	(3)	(207)	1,487	(491)	189

Other income (expense), net	12,174	9,214	1,487	82,316	189

Net income (loss)	$(15,805)	$(16,403)	$(13,804)	$2,166	$(34,741)

Earnings (loss) per common share:
Basic	$(0.06)	$(0.06)	$(0.05)	$0.01	$(0.14)

Diluted	$(0.06)	$(0.06)	$(0.05)	$0.01	$(0.14)

Weighted average number of common shares outstanding
Basic	266,412	263,918	260,304	264,731	245,219

Diluted	266,412	263,918	260,304	270,342	245,219

Gross Margin (Note 1)	$27,572	$33,501	$39,748	96,042	124,509
% of revenue	24.6%	30.5%	37.6%	29.1%	38.7%

	Three Months Ended			Nine Months Ended
	Sep 30, 2005	Jun 30, 2005	Sep 30, 2004	Sep 30, 2005	Sep 30, 2004
EBITDA Calculation (Note 2)
Net Income (loss)	$(15,805)	$(16,403)	$(13,804)	$2,166	$(34,741)
Plus: Other (income) expense, net	(12,174)	(9,214)	(1,487)	(82,316)	(189)
Depreciation and amortization of property and equipment	12,040	12,909	14,078	38,734	42,735
Amortization of collocation fees and other intangible assets	3,998	4,717	5,328	14,079	15,121

EBITDA (Note 2)	$(11,941)	$(7,991)	$4,115	$(27,337)	$22,926

COVAD COMMUNICATIONS GROUP, INC.
SELECTED FINANCIAL DATA (unaudited)
(in thousands, except key operating data)

	Three Months Ended			Nine Months Ended
	Sep 30, 2005	Jun 30, 2005	Sep 30, 2004	Sep 30, 2005	Sep 30, 2004
Consolidated Revenue Data
Broadband subscription revenue (Note 3)	$92,814	$90,736	$86,514	$272,637	$263,145
VoIP subscription revenue (Note 3)	3,777	2,738	2,241	8,946	2,742
High-capacity circuit subscription revenue	4,302	4,511	4,637	13,006	15,681
Dial-up subscription revenue	—	—	739	—	2,927

Total subscription revenue	$100,893	$97,985	$94,131	$294,589	$284,495
Financially distressed partners (Note 4)	(70)	120	(47)	(76)	(433)
Customer rebates and incentives not subject to deferral (Note 5)	(101)	(268)	(643)	(417)	(1,367)
Other revenue, net (Note 6)	11,347	11,904	12,246	35,432	38,795

Revenues, net	$112,069	$109,741	$105,687	$329,528	$321,490

	Three Months Ended			Nine Months Ended
	Sep 30, 2005	Jun 30, 2005	Sep 30, 2004	Sep 30, 2005	Sep 30, 2004
Consolidated Cost of Sales Data (exclusive of depreciation and amortization)
Direct cost of revenue, net (Note 8)	$20,956	$20,559	$16,122	$60,670	$49,765
Other network and product costs (Note 9)	63,541	55,681	49,817	172,816	147,216

Cost of sales (exclusive of depreciation and amortization)	$84,497	$76,240	$65,939	$233,486	$196,981

	As of
	Sep 30, 2005	Jun 30, 2005	Sep 30, 2004
Key Operating Data
End of Period Lines (EOP)
Company
Business	230,985	229,747	222,431
Consumer	347,437	324,652	302,464

Total Company	578,422	554,399	524,895

Wholesale
Business	170,214	169,559	165,669
Consumer	328,279	303,239	283,020

Total Wholesale	498,493	472,798	448,689

Direct
Business	60,771	60,188	56,762
Consumer	19,158	21,413	19,444

Total Direct	79,929	81,601	76,206

Direct VoIP
Customers	1,035	870	373
Stations	36,062	29,922	17,898

Average Revenue per User (ARPU)
Company
Business	$98	$97	$95
Consumer	$25	$26	$28

Total Company	$54	$55	$56
Wholesale
Business	$81	$80	$76
Consumer	$25	$25	$27

Total Wholesale	$44	$45	$45

Direct
Business	$144	$145	$148
Consumer	$33	$32	$39

Total Direct	$117	$114	$122
Direct VoIP
Customers (excluding resellers)	$1,578	$1,698	n/a
Stations	$37	$35	$44

COVAD COMMUNICATIONS GROUP, INC.
SELECTED FINANCIAL DATA (unaudited)
(in thousands, except key operating data)
Three Months Ending December 31, 2005 — Business Outlook

EBITDA Calculation (Note 2)	Three Months Ending
	Dec 31, 2005
	Projected Range of Results

Net loss	$(26,000)		$(23,000)
Plus: Other (income) expense, net	500		500
Depreciation and amortization of property and equipment	11,000		10,500
Amortization of collocation fees and other intangible assets	3,500		3,000

EBITDA (Note 2)	$(11,000)	to	$(9,000)

Consolidated Revenue Data	Three Months Ending
	Dec 31, 2005
	Projected Range of Results

Broadband subscription revenue (Note 3)	$92,000		$94,000
VoIP subscription revenue (Note 3)	4,500		5,500
High-capacity circuit subscription revenue	4,000		4,500

Total subscription revenue	$100,500	to	$104,000
Financially distressed partners (Note 4):	—		—
Customer rebates and incentives not subject to deferral (Note 5)	—		—
Other revenue, net (Note 6)	11,500	to	12,000

Revenues, net	$112,000		$116,000

Notes to Unaudited Selected Financial Data
1.	Gross margin is calculated by subtracting cost of sales (exclusive of depreciation and amortization) from revenues, net.
2.	Management believes that Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”), defined as net loss prior to (i) depreciation and amortization of property and equipment, (ii) amortization of intangible assets and (iii) other income (expense), net, is a useful measure because it provides additional information about the company’s ability to meet future capital expenditures and working capital requirements and fund continued growth. Management also uses EBITDA to evaluate the performance of its business segments and as a factor in its employee bonus program. EBITDA may be defined differently by other companies and should not be used as an alternative to our operating and other financial information as determined under accounting principles generally accepted in the United States. EBITDA is not a prescribed term under accounting principles generally accepted in the United States, does not directly correlate to cash provided by or used in operating activities and should not be considered in isolation, nor as an alternative to more meaningful measures of performance determined in accordance with accounting principles generally accepted in the United States. EBITDA generally excludes the effect of capital costs.
3.	Broadband and VoIP subscription revenue is defined as revenue for recurring services provided and earned during such period. Broadband and VoIP subscription revenue excludes charges for Federal Universal Service Fund (“FUSF”) assessments, dial-up services, and high-capacity circuits and other adjustments. Broadband and VoIP subscription revenue includes bills issued to customers that are classified as financially distressed and whose revenue is only recognized if cash is received (refer to Note 4 below for a more detailed discussion on accounting for financially distressed partners). Management believes broadband and VoIP subscription revenue is a useful measure for investors as it represents a key indicator of the growth of the company’s core business. Management uses broadband and VoIP subscription revenue to evaluate the performance of its business segments.
4.	When the company determines that (i) the collectibility of a bill issued to a customer is not reasonably assured or (ii) its ability to retain some or all of the payments received from a customer that has filed for bankruptcy protection is not reasonably assured, the customer is classified as “financially distressed” for revenue recognition purposes. A bill issued to a financially distressed customer is recognized as revenue when services are rendered and cash for those services is received, assuming all other criteria for revenue recognition have been met, and only after the collection of all previous outstanding accounts receivable balances. Consequently, there may be significant timing differences between the time a bill is issued, the time the services are provided and the time that cash is received and revenue is recognized.
5.	Customer rebates and incentives not subject to deferral consist of amounts paid or accrued under marketing, promotion and rebate incentive programs with certain customers. Rebates and incentives paid or accrued under these programs are not accompanied by any up-front charges billed to customers. Therefore, these charges are accounted for as reductions of revenue as incurred.
6.	Other revenues consist primarily of revenue recognized from amortization of prior period SAB 104 deferrals (refer to Note 7 below for a discussion of SAB 104) and FUSF billed to our customers and other revenues not subject to SAB 104 deferral because they do not relate to an on-going customer relationship or performance of future services.
7.	In accordance with SAB 104, the company recognizes up-front fees associated with service activation, net of any amounts concurrently paid or accrued under certain marketing, promotion and rebate incentive programs, over the expected term of the customer relationship, which is presently estimated to be 24 months, using the straight-line method. The company also treats the incremental direct costs of service activation (which consist principally of customer premises equipment, service activation fees paid to other telecommunications companies and sales commissions) as deferred charges in amounts that are no greater than the up-front fees that are deferred, and such deferred incremental direct costs are amortized to expense using the straight-line method over 24 to 48 months.

8.	Direct costs of revenue, net consists of monthly charges we receive from telecommunications carriers to support the delivery of broadband and VoIP services to our customers. Direct costs of revenue, net includes the on-going costs associated with high-capacity circuits provisioned for our wholesalers and the costs associated with local loops provisioned for our broadband and dial-up end-users.
9.	Other network and product costs consist of all other costs, excluding depreciation and amortization, associated with equipment maintenance, central offices’ (COs) cost, installation costs paid to others, the internal installation services group, and federal universal service fund tax.